Exhibit 99.1

SANDISK FILES SHELF REGISTRATION STATEMENT

SUNNYVALE, CA, July 16, 2003 - SanDisk Corporation (NASDAQ: SNDK) announced today that it has filed a shelf registration statement with the Securities and Exchange Commission providing for the offering from time to time of shares of its common stock with an aggregate offering price of up to $500,000,000.

At the time any of the shares covered by the registration statement are offered for sale, a prospectus supplement will be provided containing specific information about the terms of any such offering.

SanDisk currently anticipates that the net proceeds from any sale of the shares will be used for general corporate purposes, including the investment in and development of new flash memory fabrication and test capacity, capital expenditures and acquisitions. However, SanDisk currently has no commitments or agreements for any specific acquisitions or investments that require additional capital.

SanDisk, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

SanDisk’s web site/home page address: http://www.sandisk.com

A registration statement relating to the shares has been filed with the Securities and Exchange Commission but has not yet become effective. The shares may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective, nor may sales be effected in the absence of a definitive prospectus and a prospectus supplement setting forth the terms and conditions of any specific offering of the shares. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of such jurisdiction.

The matters discussed in this news release contain forward looking statements, including with respect to the company’s potential offering and the use of net proceeds from any offering of common stock, that are subject to certain risks and uncertainties as described under the caption, “Risk Factors” or “Factors That May Affect Future Results” in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release.

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Media Contact:	Bob Goligoski (408) 542–0463

Investor Contact:	Lori Barker (408) 542-9565